EXHIBIT 99.1
Contact:
Michael Muldowney
Chief Operating Officer and Chief Financial Officer
Nextera Enterprises, Inc
(617) 262-0055
NEXTERA ANNOUNCES THIRD QUARTER RESULTS
     Boston, MA — November 9, 2006 — Nextera Enterprises, Inc. (OTC BB: NXRA) today reported results for the third quarter ended September 30, 2006. In the third quarter of 2006, Nextera recorded a net loss of $0.5 million, or $0.01 per share, compared to a net loss of $0.6 million, or $0.02 per share in the 2005 third quarter. Included in this third quarter loss is a $0.1 million non-cash charge related to the amortization of the step-up in value of inventory acquired as part of Nextera’s acquisition of the Woodridge business in March 2006. Net sales for the 2006 third quarter were $3.8 million. The Company had no sales in the 2005 third quarter as it did not have any operations until the March 9, 2006 acquisition of the Woodridge business.
     “In August, we began distributing our Virtual Laser brand through several of our major retail channels, contributing to a 7% increase in net sales over the previous quarter,” said Joe Millin, President of Nextera.
     As of September 30, 2006, Nextera had cash on-hand of $1.5 million. Outstanding debt under the Company’s credit facility was $11.8 million at September 30, 2006, $0.7 million lower than the prior quarter and $1.2 million lower than the initial debt balance at March 9, 2006. Contributing to the ability of the Company to repay its debt was its receipt of $0.3 million with respect to an indemnity claim under the purchase agreement for the acquisition of the Woodridge business. Nextera also has net operating loss carry-forwards exceeding $54.0 million. A full valuation allowance is maintained on the Company’s deferred tax assets, which includes the loss carry-forwards, due to the uncertainty of utilization of the future tax benefits.
     Non-cash charges were $0.8 million in the quarter, or $0.02 per share. Non-cash charges included $0.5 million in deferred tax expense relating to the goodwill generated in the Woodridge acquisition, $0.1 million of amortization of intangible assets, $0.1 million related to the one-time inventory step-up charge, and $0.1 million related to the expensing of stock options.

1	10 High Street
Boston, MA 02110
617.262.0055 617.262.7105 fax
www.nextera.com

     The allocation of purchase price in excess of book value for finished goods inventory on hand at the date of acquisition is referred to as inventory step-up. Inventory step-up represents an assumed manufacturing profit attributable to the acquired business which is added to the acquired inventory value and results in much lower margins being realized by the acquiring business when the inventory is sold. The inventory step-up charge of $1.4 million related to the acquisition of the Woodridge business will only impact the year ended December 31, 2006 and is estimated to be $0.03 per share for such period. The inventory step-up charge was $0.3 million in first quarter of 2006, $1.0 million in the second quarter of 2006 and $0.1 million in the third quarter of 2006. No further inventory step-up charges will be recorded in connection with the inventory acquired as part of the acquisition of the Woodridge business.
About Nextera Enterprises, Inc.
Nextera Enterprises Inc. owns all of the stock of Woodridge Labs, Inc. Woodridge is an independent developer and marketer of branded consumer products that offer simple, effective solutions to niche personal care needs. More information can be found at www.nextera.com and www.woodridgelabs.com.
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Forward-Looking Statements
Except for the historical information contained herein, this news release contains “forward-looking statements” reflecting management’s current forecast of certain aspects of Nextera’s future. Some forward-looking statements can be identified by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions. This news release is based on current information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Factors that could cause actual results to differ are detailed in “Item 1A.Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 31, 2006, as updated by our subsequently filed Quarterly Reports on Form 10-Q.
All forward-looking statements included in this news release should be considered in the context of these risk factors. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

2	10 High Street
Boston, MA 02110
617.262.0055 617.262.7105 fax
www.nextera.com

NEXTERA ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
	(unaudited)		(unaudited)

Net sales	$3,800	$—	$8,460	$—
Cost of sales	1,282	—	3,639	—

Gross profit	2,518	—	4,821	—
Selling, general and administrative expenses	2,129	491	5,659	1,623
Amortization expense	146	—	329	—

Operating income (loss)	243	(491)	(1,167)	(1,623)
Interest income	23	64	178	182
Interest expense	(319)	—	(706)	—
Other expense	—	(142)	—	(179)

Loss from continuing operations before income taxes	(53)	(569)	(1,695)	(1,620)
Provision for income taxes	475	6	504	18

Loss from continuing operations	(528)	(575)	(2,199)	(1,638)
Income from discontinued operations	—	19	35	131

Net loss	$(528)	$(556)	$(2,164)	$(1,507)
Preferred stock dividends	(90)	(84)	(264)	(245)

Net loss applicable to common stockholders	$(618)	$(640)	$(2,428)	$(1,752)

Net loss per common share, basic and diluted from Continuing operations	$(0.01)	$(0.02)	$(0.06)	$(0.06)
Discontinued operations	$—	0.00	0.00	0.00

Net loss per common share, basic and diluted	$(0.01)	$(0.02)	$(0.06)	$(0.05)

Weighted average common shares outstanding, basic and diluted	42,337	33,870	40,205	33,870
NEXTERA ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

ASSETS	September 30, 2006	December 31, 2005
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$1,532	$15,043
Accounts receivable, net	1,685	—
Inventory	2,522
Other current assets	773	128

Total current assets	6,512	15,171

Goodwill	17,790	—
Intangible Assets	6,003	—
Other assets	827	64

Total assets	$31,132	$15,235

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,872	$542
Revolver	1,068	—
Current portion of long-term debt	1,000	—
Other current liabilities	—	—

Total current liabilities	3,940	542

Long-term debt	9,750	—
Deferred tax liability	504	—
Other long-term liabilities	1,334	1,334

Total stockholders’ equity	15,604	13,359

Total liabilities and stockholders’ equity	$31,132	$15,235

3	10 High Street
Boston, MA 02110
617.262.0055 617.262.7105 fax
www.nextera.com